First Amended and Restated
SEPARATION AGREEMENT

This First Amended and Restated Separation Agreement is between Iradimed Corporation (“Iradimed”) and John McCreery (“Employee”).

As Employee desires to retire, this Agreement sets forth terms of service and compensation for the remaining time of his employment until retirement.

Employee agrees to the following points related to services:

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Continue to provide services to Iradimed as full-time Chief Operating Officer through the period ending Monday, January 6, 2020, date of retirement. Employee will perform his duties faithfully and with due diligence, and shall not engage in any other occupation or business activity for the duration of this Separation Agreement without the prior written consent of Iradimed.

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The terms of the 2017 Employment Agreement between Iradimed and Employee related to non-competition, non-solicitation, and confidentiality remain in effect throughout the period of Employee’s employment with Iradimed and afterward as defined in the 2017 Employment Agreement.

Iradimed agrees to the following points related to compensation and benefits:

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Acceleration of the vesting schedule of Employee’s initial Restricted Stock Unit Award from the 2014 Equity Incentive Plan between Iradimed and Employee. Specifically, the third vesting tranche of that award of 15,625 shares, originally scheduled to vest on April 27, 2020 (the “Third Tranche”), will vest on January 6, 2020 upon successful completion of the services noted in the foregoing section. Further, if the Employee is terminated without cause prior to January 6, 2020 (as defined in the 2017 Employment Agreement between Iradimed and Employee), the Third Tranche will vest at that time.

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Eligibility for 2019 yearly bonus. Currently the company pays an annual performance bonus to company officers in the first quarter of the following year, based on performance criteria related to measurements and assessments of the preceding year. The Employee will be eligible for the 2019 bonus having served as full-time Chief Operating Officer throughout 2019, and will be evaluated consistently with other company officers with respect to such bonus. This bonus will be due and payable to the Employee at the same time as other officers, subject to normal withholdings for income and employment taxes, although Employee shall have already ceased providing services earlier.

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Employee will receive a one-time addition of 40 hours to his total paid time-off (“PTO”) hours available. This addition to Employee’s PTO accrual will occur upon signing and execution of the Separation Agreement.

By signing below, Iradimed and Employee agree to the terms and conditions of this Separation Agreement.

By:	/s/ John McCreery	By:	/s/ Roger Susi
	John McCreery		Roger Susi
	Chief Operating Officer		Chairman, Board of Directors
	Iradimed Corporation		Iradimed Corporation

Date:	August 23, 2019	Date:	August 23, 2019